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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                        Date of Report: February 22, 2005
                        (Date of earliest event reported)

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

             (Exact name of registrant as specified in its charter)

           Delaware                      0-25198                 36-3973627
(State or other jurisdiction      (Commission File No.)        (IRS Employer
     of incorporation)                                      Identification No.)


                           11859 South Central Avenue
                              Alsip, Illinois 60803
                    (Address of Principal Executive Offices)

                                 (708) 293-4050
              (Registrant's telephone number including area code)

         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))



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ITEM 8.01   OTHER EVENTS

         On February 22, 2005, Universal Automotive Industries, Inc. (the "Company") issued a press release announcing that it is exploring business and strategic alternatives to address the Company's severe liquidity challenges and return the Company to profitability. The press release is attached hereto as
Exhibit 99.1 and is incorporated herein.

ITEM 9.01   EXHIBITS

Exhibit     Description
-------     -----------

99.1 Press Release of Universal Automotive Industries, Inc. dated February 22, 2005.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   February 22, 2005

                                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                                     By:  /s/ Arvin Scott
                                          --------------------------------------
                                     Its: Chief Executive Officer and President





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                                 EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

   99.1 Press release of Universal Automotive Industries, Inc., dated February 22, 2005